Exhibit 10.7

Extension to Promissory Note Maturity

This is an Amendment to that certain Promissory Note in the amount of Fifty Thousand Dollars ($50,000) hereinafter referred to as (the “Note”) dated March 18, 2024 as amended June 2024 and futher amended on October 31, 2024, by and between Helio Corporation (“Maker”) and James S. Byrd, individually, and on behalf of the James S. Byrd, SEP-IRA (collectively “Payee”).

1.	The Maker and Payee hereby amend the Note to provide that the Note, including all principal and accrued interest, will be paid in full by Maker at the earlier of: (i) such time as Maker is able to achieve a listing on a national stock exchange (NYSE or Nasdaq); or (ii) June 30, 2025.

2.	Other than as specifically amended hereby, all other terms and provisions of the Note as amended on October 31, 2024 remain in full force and effect.

Helio Corporation

By:	/s/ Greg Delory	/s/ James S. Byrd
	Greg Delory, CEO	james S. Byrd, individually
and on behalf of the
James S. Byrd SEP-IRA